Exhibit 99.1

CERTAIN INFORMATION REGARDING VISX

VISX’s Business

The following contains a discussion of the VISX business prior to completion of AMO’s acquisition of VISX in May, 2005. Although initially AMO intends to operate the VISX business substantially in the same manner, AMO may determine to change such operation at any time.

Overview

VISX, a Delaware corporation organized in 1988, is a leader in the design and development of proprietary technologies and systems for laser vision correction. VISX sells products worldwide and generates the majority of its revenue through the sale of treatment cards that are required to perform laser vision correction procedures on the VISX STAR® Excimer Laser System. VISX has also licensed its technology to other excimer laser system companies and generally receives royalties for the sale of their systems or for procedures that are performed in the United States using their systems. VISX has developed and continues to refine a substantial proprietary position in system and application technology relating to the use of lasers for vision correction.

Refractive Vision Disorders

The human eye functions much like a camera. It incorporates a lens system that focuses light (the cornea and the lens), a variable aperture system that regulates the amount of light passing through the eye (the iris), and film that records the image (the retina). In a properly functioning eye, entering light is refracted by the cornea and lens, causing the image to focus on the retina. The retina translates the image into an electrical signal, which is relayed to the optic nerve and then to the brain.

In a refractive vision disorder, the cornea is improperly curved and cannot properly focus (or refract) light passing through it onto the retina. As a result, the image is blurred. The three refractive vision disorders most commonly treated today are:

•	Nearsightedness (also known as myopia). Images are focused in front of the retina.

•	Farsightedness (also known as hyperopia). Images are focused behind the retina.

•	Astigmatism. Images are not focused at any one point on the retina.

Currently, eyeglasses or contact lenses are most often used to correct these vision disorders.

In addition to these refractive vision disorders, eyeglasses are also required for reading by many individuals that are over 50 years of age to correct presbyopia. This condition results from an age-related loss of accommodation by the lens of the eye which results in an inability to focus at close range.

Other vision disorders, known as higher order aberrations, can also result in blurred vision. Higher order aberrations cannot currently be corrected with eyeglasses or contact lenses and, until recently, were not measurable. Recent technological advances enable treatment of these higher order aberrations with laser vision correction.

Laser Vision Correction

Laser Vision Correction (sometimes abbreviated as “LVC” and also known as LASIK) eliminates or reduces reliance on eyeglasses or contact lenses. It employs a computerized laser that ablates, or removes, sub-micron layers of tissue from the cornea, reshaping the eye and thereby improving vision. The VISX STAR®

System employs an excimer laser that ablates tissue without generating the heat that can cause unintended thermal damage to surrounding tissue. The excimer laser operates in the ultraviolet spectrum and acts on the cornea; light from the laser does not penetrate the eye, so there is no measurable effect in the interior of the eye.

The pulses of laser light ablate submicron layers of tissue on the cornea in a pattern to reshape the cornea. A micron equals 0.001 of a millimeter, and the depth of tissue ablated during the procedure typically is less than the width of a strand of human hair. The average procedure lasts approximately 15 to 40 seconds and consists of approximately 150 laser pulses, each of which lasts several billionths of a second. The cumulative exposure of the eye to laser light is less than one second. The entire patient visit, including preparation, application of a topical anesthetic, and post-operative dressing, generally lasts about 30 minutes when LVC is performed using the VISX STAR® System.

LASIK.    Laser Assisted In Situ Keratomileusis (“LASIK”) is the most common method for performing LVC. To perform LASIK, a device called a microkeratome is typically used to create a thin flap on the cornea. The ophthalmologist folds back the flap, ablates the exposed corneal surface with the laser, and then returns the flap to its original position. LASIK is popular primarily because there is minimal postoperative discomfort and an almost immediate improvement in uncorrected vision (vision without the aid of eyeglasses or contact lenses). Nevertheless, LASIK requires a high degree of surgical skill and can result in adverse events, often attributable to the microkeratome.

Standard LASIK.    Standard LASIK was introduced in the mid 1990’s. In performing Standard LASIK, an ophthalmologist conducts a traditional eye examination to determine the prescription required to correct the patient’s vision. The prescription is then programmed into the VISX STAR® System which calculates the ablation needed to make a precise corneal correction to treat nearsightedness, farsightedness, and astigmatism. Unlike Custom LASIK (see below), Standard LASIK cannot correct higher order aberrations.

Custom LASIK.    The most advanced method of performing laser vision correction is Custom LASIK. Custom LASIK employs a diagnostic evaluation of the eye that measures refractive errors in the patient’s vision more precisely than previously available technology. VISX’s Custom LASIK, known as CustomVue laser vision correction, uses the VISX WaveScan WaveFront® System (“WaveScan® System”) to obtain comprehensive information about the imperfections, or refractive errors, of each patient’s vision. Refractive errors are displayed by the WaveScan® System in the form of an aberration map that offers a unique pattern for each patient’s eye, similar to a fingerprint. The map displays information about refractive errors that result in nearsightedness, farsightedness, and astigmatism, as well as information about higher order aberrations that were not previously measurable by any other instrument.

The information from the WaveScan® System is used to generate a personalized treatment plan that is digitally transferred to the VISX STAR System. The ablation derived from this information is therefore customized to the individual’s eye. Because CustomVue® laser vision correction can correct visual errors that were previously not measurable, it has the potential to improve vision beyond corrections obtained with contacts or glasses. VISX’s clinical data, reported at the American Society of Cataract and Refractive Surgeons (“ASCRS”) in April 2003, show that patients treated with CustomVue® laser vision correction experienced considerable improvement in vision and generally were more satisfied with night vision compared with their preoperative vision.

VISX introduced CustomVue® laser vision correction internationally in late 2002. VISX received FDA approval for CustomVue® vision correction in the United States for the treatment of myopia and astigmatism in May 2003 and the treatment of hyperopia and astigmatism in December 2004, respectively. In September 2004, VISX released its treatment for hyperopic presbyopia to VISX’s international global advisor doctors. This is the first commercially available laser treatment of presbyopia that corrects the eye for simultaneous near and distance vision. VISX has clinical trials under way in the United States for CustomVue® treatments of high myopia and presbyopia.

PRK.    Laser vision correction can also be performed by photorefractive keratectomy (“PRK”). PRK does not require the use of a microkeratome, and the epithelial layer (or outer layer) of the cornea is removed before ablation. Patients may experience discomfort for approximately 24 hours and blurred vision for approximately 48 to 72 hours after the procedure. Drops to promote corneal healing and alleviate discomfort may be prescribed. Although most patients experience significant improvement in uncorrected vision (vision without the aid of eyeglasses or contact lenses) within a few days of the procedure, unlike LASIK it generally takes several months for the final correction to stabilize and for the full benefit of the procedure to be realized. The VISX STAR® System performs PRK in essentially the same manner as Standard LASIK.

Corneal Pathologies:    Custom-CAP® and PTK. VISX offers additional capabilities to ophthalmologists to treat corneal pathologies that are limited in number but provide potential relief to patients with essentially no alternative treatment. VISX’s Custom-CAP® procedure treats patients who previously had laser vision correction surgery resulting in symptomatic decentered ablations. VISX has been granted a Humanitarian Device Exemption by the FDA for this treatment, which allows the use and marketing of a device that is intended to benefit patients in the treatment of conditions that affect fewer than 4,000 individuals per year.

The VISX STAR® System also treats certain types of corneal pathologies known as PhotoTherapeutic Keratectomy (“PTK”). VISX’s PTK procedure treats corneas that are scarred or have irregularities from prior infection, trauma, or underlying corneal disease. Although both Custom-CAP® and PTK are important medical procedures for people who suffer from corneal pathologies, the market opportunity represented by Custom-CAP® and PTK is much smaller than that represented by laser vision correction in general.

FDA Approvals.    In 1987, ophthalmologists used VISX equipment to perform the first laser vision correction procedure for the treatment of nearsightedness in the United States. In 1996, the FDA approved laser vision correction using the VISX STAR® System. Since that time, VISX has expanded the capabilities of the VISX STAR® System to treat a broader range of refractive errors.

To date, the FDA has approved the following treatments using the VISX STAR System:

FDA Treatment Approval	FDA Approval Date
Myopia or near sightedness	March 1996

Astigmatism	April 1997

Higher myopia with or without astigmatism	January 1998

Hyperopia or farsightedness	November 1998

Laser Assisted In Situ Keratomileusis (LASIK)	November 1999

WaveScan® System to diagnose refractive errors of the eye	May 2000, received 510(k) clearance

Enlarged treatment zone with a blended ablation edge	March 2001

Mixed astigmatism	November 2001

Custom-Contoured Ablation Patterns (Custom-CAP® Method) for the treatment of patients with symptomatic decentered ablations from previous laser surgery	December 2001, under the Humanitarian Device Exemption program

CustomVue® for myopia and astigmatism	May 2003

CustomVue® for hyperopia and astigmatism	December 2004

CustomVue® for mixed astigmatism	February 2005

International Approvals.    VISX has received regulatory approvals where applicable in all significant international markets.

Products

VISX STAR® Excimer Laser System.    The VISX STAR® System is a fully integrated ophthalmic medical device incorporating an excimer laser and a computer-driven workstation. The laser ablations produced by the VISX STAR® System are the product of a variable diameter excimer laser beam scanning system. Seven beams that range in size from 0.65 to 6.5 millimeters are homogenized as they converge, scan, and rotate to produce an extremely smooth ablation area on the eye.

Only the VISX STAR® System is capable of performing treatments using a multi-variable sized scanning beam (which includes small-spot scanning) commonly known as variable spot scanning, or VSStm. This enables refractive corrections to be completed in a shorter time and with less tissue removal than with other excimer lasers. In addition, the VISX STAR® System centers on the eye and tracks eye movements in three dimensions during the procedure. VISX also recently released its Iris Registration technology, the first fully automated method of aligning and registering wavefront corrections for CustomVue® treatment. Iris Registration is designed to replace the current means of registration, which involves manual marking of the eye to assess rotational movement.

The VISX STAR® System performs Standard LASIK, CustomVue® laser vision correction, PRK, Custom-CAP®, and PTK procedures.

VISX WaveScan® System.    The WaveScan® System is a diagnostic device that uses laser beam technology to measure comprehensive refractive errors of the eye and complex mathematical algorithms to derive comprehensive refractive information about the patient’s individual optical system, and then displays this information in the form of an aberration map. This unique map, similar to a fingerprint for each patient’s eye, offers objective information about refractive errors associated with nearsightedness, farsightedness, and astigmatism, as well as information about higher order aberrations that were previously unmeasurable by any other instrument.

VISX Treatment Cards.    VISX controls the use of the VISX STAR® System with proprietary cards. Each card provides the user with specific access to proprietary software and is required to operate the VISX STAR® System. Because treatment cards are required to perform procedures, there is a strong correlation between treatment card sales and the number of procedures performed on VISX STAR® Systems. Types of VISX treatment cards include: VisionKey® Cards for performing standard LASIK procedures, which in the United States carries a license fee for each procedure that is purchased; CustomVue® Cards for performing Custom LASIK, which carry a worldwide license fee for each procedure that is purchased; Custom-CAP® Cards for performing laser vision correction with a previously decentered ablation, which carry a worldwide license fee for each procedure that is purchased; and the PTK Card, which is offered to physicians at a nominal charge to treat certain types of corneal pathologies.

Marketing, Sales and Distribution

In the United States, VISX sells products directly to its customers and employs sales and service engineers to support its business. Internationally, VISX’s systems are installed in more than 50 countries. VISX has established a subsidiary in Japan and has sales managers that cover key international sales regions. VISX has contracts with more than 30 distributors worldwide that are responsible for selling and servicing VISX’s products internationally.

Major Customers

TLC Vision Corporation (“TLC”) accounted for 17%, 16%, and 14% of VISX’s total revenues in each of the fiscal years ended December 31, 2004, 2003, and 2002, respectively, and 16% and 20% in each of the fiscal quarters ended March 31, 2005 and 2004, respectively. No other customer accounted for 10% or more of VISX’s sales during any of the three years ended December 31, 2004 or during the fiscal quarters ended March 31, 2005 and 2004.

Reliance on Patents and Proprietary Technology

VISX owns over 200 United States and foreign patents and has more than 200 patent applications pending. VISX believes its patents provide a substantial proprietary position in system and application technology relating to the use of lasers for vision correction. VISX continually submits new patent applications and obtain new patents that cover its new technologies. No single patent by itself is critical to VISX’s ability to license its intellectual property. As a result, if any one patent expires or otherwise becomes unavailable to license, VISX has other patents on which to base its licenses.

VISX is committed to protecting its proprietary technology. It is possible, however, that one or more of VISX’s patents may be found to be invalid or unenforceable, or that a party against whom VISX is asserting claims of patent infringement may be found not to be infringing VISX’s patents. Such an outcome could have a material adverse effect on VISX’s business, financial position, and results of operation.

The following is a list of license agreements that VISX has entered into in connection with litigation settlements, as well as other license agreements. The cross-license with Summit Technology, Inc. (referenced below) is the only license agreement upon which VISX’s business is substantially dependent.

Cross License between VISX and Nidek.    On April 4, 2003, VISX and Nidek entered into a global litigation settlement and a worldwide cross-license of certain of the parties’ respective patents. This settlement resulted in the dismissal of all litigation between the parties worldwide, and involved a payment by VISX to Nidek of $9.0 million for the settlement of Nidek’s antitrust and unfair competition claims. The terms of the settlement and cross-license are confidential.

License to WaveLight.    In September 2002, VISX and WaveLight Laser Technologies AG (“WaveLight”) signed an agreement whereby VISX licensed certain of VISX’s patents relating to refractive excimer lasers to WaveLight. As consideration, WaveLight will pay VISX a royalty for each procedure performed in the United States using WaveLight’s refractive excimer laser and for international equipment sales. All pending disputes and litigation between the two companies were also settled at that time.

License to LaserSight.    In May 2001, VISX and LaserSight Incorporated (“LaserSight”) signed an agreement whereby VISX licensed its patents relating to refractive excimer lasers to LaserSight. As consideration, LaserSight will pay VISX a royalty for each procedure performed in the United States using LaserSight’s refractive excimer laser. All pending disputes and litigation between the two companies were also settled at that time. Pursuant to a settlement and license agreement entered into in 1997, LaserSight continues to pay VISX a royalty for international equipment sales.

In May 2002, LaserSight granted VISX a worldwide, royalty-free, fully paid-up, nonexclusive license under United States Patent No. RE37,504 (5,520,697—“JT Lin Patent”) and its foreign counterparts.

Cross License between VISX and Bausch & Lomb.    In January 2001, VISX and Bausch & Lomb signed an agreement whereby VISX licensed its United States and international patents relating to refractive excimer lasers to Bausch & Lomb. As consideration, Bausch & Lomb licensed its United States and international patents relating to refractive excimer lasers to VISX and will pay VISX a royalty for each procedure performed in the United States using Bausch & Lomb’s refractive excimer laser. All pending disputes and litigation between the two companies were also settled at that time. In September, 1995 Chiron Vision Corporation, now owned by Bausch & Lomb, entered into a license agreement with VISX wherein VISX licensed certain international patents. Pursuant to these agreements, Bausch & Lomb pays a royalty for international equipment sales.

Cross License between VISX and Summit.    In June 1998, VISX and Summit Technology, Inc. (“Summit”), now owned by Alcon, signed an agreement whereby VISX and Summit each granted the other a fully-paid worldwide license to its patents relating to laser ablation of corneal tissue. At that time, VISX dissolved Pillar Point Partners and settled all pending disputes and litigation between the two companies. The licenses cover, with certain exceptions, technology acquired by the recipient of the license. When Summit acquired Autonomous

Technologies Corporation (“Autonomous”) in April 1999, the settlement and cross license agreement with Summit was extended to Autonomous and all pending disputes and litigation between VISX and Autonomous were settled.

Other Licensing Agreements.    VISX has licensed certain patents issued outside of the United States to the following companies: Aesculap-Meditec GmbH, now owned by Carl Zeiss, (“Zeiss-Meditec”), and Herbert Schwind GmbH & Co. KG (“Schwind”). Under these agreements, VISX receives royalties for international sales of Zeiss-Meditec and Schwind equipment that is covered by VISX’s international patents.

In 1992, International Business Machines Corporation (“IBM”) granted VISX nonexclusive rights under United States and foreign IBM patents that include certain claims covering ultraviolet laser technology for removal of human tissue. Under the terms of this license, VISX agreed to pay a royalty on VISX STAR® Systems made, used, sold or otherwise transferred by or for VISX in the United States and certain other countries. In 1997, IBM advised VISX that it assigned the patents and the license to LaserSight. In February 1998, LaserSight advised VISX that Nidek had acquired the foreign IBM patents and the licenses to these foreign patents. As part of the agreement entered into by VISX and LaserSight in May 2001, VISX obtained a paid-up license to the United States IBM patent. VISX also entered into a nonexclusive, worldwide license agreement with Patlex Corporation (“Patlex”), which holds certain patents on lasers. Under this agreement, VISX pays Patlex a royalty on certain laser components of the VISX STAR® System.

Confidentiality Arrangements.    VISX protect its proprietary technology, in part, through proprietary information and inventions agreements with employees, consultants and other parties. These agreements generally contain standard provisions requiring those individuals to assign to VISX, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by VISX, subject to customary exceptions.

Governmental Regulation

United States Food and Drug Administration.    The VISX STAR® System and WaveScan® System are medical devices, and as such are subject to regulation by the FDA under the Food, Drug, and Cosmetic Act and by similar agencies outside of the United States. Under FDA regulations, the VISX STAR® System is a Class III device and the WaveScan® System is a Class III accessory device. VISX must obtain pre-market approval from the FDA for each new indication to be treated with the VISX STAR® System. In order to obtain FDA approval, VISX must demonstrate that the VISX STAR® System treats the indication safely and effectively based upon the results of a clinical study. As a continuing requirement of approval, VISX must report any injuries that occur on the VISX STAR® System to the FDA. Consequently, products manufactured or distributed by VISX are subject to pervasive and continuing regulation by the FDA, including, among other things, post-market surveillance and adverse event reporting requirements. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission.

VISX manufactures its products in accordance with Good Manufacturing Practices (“GMP”) regulations, which impose procedural and documentation requirements with respect to manufacturing and quality assurance activities. VISX’s manufacturing facilities, procedures and practices have undergone and continue to be subject to GMP compliance inspections conducted by the FDA.

The FDA’s Quality System Regulation (“QSR”) went into effect on June 1, 1997. The goal of QSR is to make the existing GMP regulations consistent, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Organization for Standardization (“ISO”) 9001:1994 “Quality Systems/ Model for Quality Assurance in Design, Development, Production, Installation, and Servicing.” On February 3, 1998, VISX was certified to ISO 9001/ EN46001. To ensure continuing compliance with ISO standards, VISX undergoes annual recertification audits, the most recent of which concluded with the issuance of certificates on December 23, 2003, certifying that VISX has been assessed and registered as conforming to the requirements of ISO 9001:2000 and ISO 13485:1996. These recertification audits are carried out by registered certification agencies. VISX is currently certified and has successfully passed all annual surveillance audits since its initial certification.

Other Government Regulation.    VISX is regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. In addition, VISX is subject to California regulations governing the manufacture of medical devices, including an annual licensing requirement, and VISX’s facilities have been inspected by, and are subject to ongoing, periodic inspections by, California regulatory authorities. Sales, manufacturing and further development of VISX’s products also may be subject to additional federal regulations pertaining to export controls and environmental and worker protection, as well as to state and local health, safety and other regulations that vary by locality, which may require obtaining additional permits. The impact of such regulations cannot be predicted. VISX’s products have been tested and certified to comply with all applicable safety requirements for medical devices in the United States and Canada, and bear the ETL-c Mark as evidence of compliance.

International.    Many countries outside the United States do not impose safety and efficacy testing or regulatory approval requirements for medical laser devices. International regulatory requirements vary by country, however.

In Europe, the member countries of the European Union have promulgated rules that require medical products to receive the certifications necessary to affix the CE Mark to the device. The CE Mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Certification under the ISO standards for quality assurance and manufacturing processes is one of the CE Mark requirements. VISX is licensed to apply the CE Mark to the VISX STAR® System and WaveScan® System in accordance with the European Medical Device Directives.

In Japan, VISX received regulatory approval for PTK from the Japanese Ministry of Health, Labor and Welfare in May 1998 and for myopia, or nearsightedness, with astigmatism in January 2000. The Japanese Ministry of Health, Labour and Welfare approved the VISX STAR S3 ActiveTrak® System (a VISX STAR® System) that includes three dimensional eye tracking on December 5, 2001. VISX is the only United States manufacturer to receive approval for its laser vision correction system in Japan.

Competition

VISX competes both domestically and internationally primarily on the quality of the procedures performed by its products and the reliability of its products and service, and to a lesser extent the pricing of those products and services. There are six companies whose excimer laser systems have received FDA approval in the United States, namely, those of VISX, Alcon, Bausch & Lomb, LaserSight, Nidek, and WaveLight. VISX’s principal international competitors are Alcon, Bausch & Lomb, LaserSight, Nidek, Schwind, WaveLight, and Zeiss-Meditec.

Manufacturing, Components and Raw Materials

The manufacture of VISX STAR® Systems and WaveScan® Systems is a complex operation involving numerous procedures, and the completed systems must pass a series of quality control and reliability tests before shipment. VISX buys from various independent suppliers many components that are either standard or built to VISX’s proprietary specifications, and which are then assembled at VISX’s California facility. VISX also contracts with third parties for the manufacture or assembly of certain components. VISX depends on single and limited sources for several key components.

Research and Development and Regulatory

VISX’s research efforts have been the primary source of its products. VISX incurred research and development expenses, including clinical trial expenses, of $21.4 million in 2004, $18.6 million in 2003, and $18.7 million in 2002. Licensed technology developed by outside parties is an additional source of potential products. For example, VISX continued funding the early stage research at Stanford University for future treatments for age-related macular degeneration.

Legal Proceedings

In and prior to 2003, VISX was involved in litigation in the United States and elsewhere with one of its competitors, Nidek, relating to the parties’ respective patent rights and Nidek’s claims that VISX’s activities violated antitrust and unfair competition laws. On April 4, 2003, VISX and Nidek signed final agreements covering a global litigation settlement and a worldwide cross-license of certain of the parties’ respective patents. This settlement resulted in the dismissal of all litigation between the parties world wide, and involved a payment by VISX to Nidek of $9.0 million for the settlement of Nidek’s antitrust and unfair competition claims. The settlement amount of $9.0 million was accrued at December 31, 2002 and paid in full in 2003.

In or about October 2001, VISX terminated a Development and Supply Agreement between itself and Aculight Corporation. The Agreement requires that before any party may commence litigation for any controversy or claim arising under the Agreement, such claim must first be submitted to nonbinding mediation. The parties have exchanged correspondence concerning a claim by Aculight that it is owed approximately $1.9 million in cancellation fees by virtue of VISX’s termination of the Agreement. VISX denies that any amounts are owed because Aculight was in breach of certain obligations under the Agreement at the time of termination; Aculight contends that it did not breach any such obligations. Aculight demanded mediation of this dispute pursuant to the Agreement, and in January 2005, the parties scheduled mediation before Judicial Arbitration and Mediation Services (JAMS) for March 25, 2005. While it is not feasible to predict or determine with certainty the final outcome of the mediation, or any lawsuit filed by Aculight if the parties’ dispute is not resolved by mediation, VISX believes any such lawsuit would be without merit, and that the mediation or lawsuit would not be likely to give rise to any liability that would materially affect VISX’s financial condition or results of operations.

On or about November 12, 2004, two putative class action lawsuits were filed in the Superior Court of the State of California, County of Santa Clara, against VISX and the VISX board of directors. The cases were captioned William Kinchy vs. VISX, Incorporated, et al., Case No. 104CV030447 and Douglas Shearer vs. VISX, Incorporated, et al., Case No. 104CV030452. On January 27, 2005, the court ordered the two cases consolidated under the Kinchy case. On January 28, 2005, William Kinchy filed an amended complaint that alleges, among other things, that the VISX board of directors and certain executive officers breached their fiduciary duties of loyalty and due care by approving the merger agreement and the merger contemplated by the merger agreement without undertaking sufficient efforts to obtain the best offer possible for stockholders. The complaint further alleges that the consideration to be paid in the merger is unfair and inadequate, and that the defendants breached their fiduciary duties of care, loyalty and candor to VISX’s public stockholders in connection with the merger. The complaint seeks an injunction prohibiting VISX from consummating the merger and rights of rescission against the merger and any of the terms of the merger agreement, as well as attorneys’ fees and costs. While it is not feasible to predict or determine with certainty the final outcome of these lawsuits, VISX believes they are without merit, and are not likely to give rise to any liability that would materially affect VISX’s financial condition or results of operations.

On March 14, 2005, VISX reached an agreement in principle with plaintiff’s counsel pursuant to which plaintiff will release the defendants, as well as AMO and certain VISX agents and affiliates, from all claims that have been brought or could have been brought under state or federal law arising out of or relating to the merger. The settlement agreement remains subject to approval by the Superior Court of the State of California for the County of Santa Clara. Under the agreement in principle, VISX agreed to make certain additional disclosures that have been included in the joint proxy statement/prospectus. In addition, VISX has agreed that it will not oppose a fee application by plaintiff’s counsel of up to $500,000.

VISX is involved in various other legal proceedings and disputes that arise in the normal course of business. These matters include product liability actions, contract disputes and other matters. Based on currently available information, VISX believes that its has meritorious defenses to these actions and that the resolution of these cases is not likely to have a material adverse effect on its business, financial position or future results of operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of VISX

The following discussion and analysis presents the factors that had a material effect on VISX’s cash flows, results of operations and financial position during the periods presented, all of which were determined at such times by VISX prior to the VISX merger. As such, the information presented in this discussion may not be applicable when, or indicative of VISX’s cash flows, results of operations and financial position when, viewing VISX on a combined basis with AMO. This discussion and analysis should be read in conjunction with the discussion under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” and the historical audited and unaudited financials statements of VISX for the periods presented, which are included in AMO’s Current Report on Form 8-K/A, filed July 13, 2005.

Overview

VISX is a worldwide leader in the design and development of proprietary technologies and systems for laser vision correction. Its primary operations are in Santa Clara, CA.

VISX’s products require FDA approval in the United States and comparable regulatory agency approvals in other countries. Its approvals in the United States and key markets worldwide for laser vision correction cover most types of refractive vision disorders including: nearsightedness, farsightedness and astigmatism.

In certain key international markets, VISX’s CustomVue® procedure is also approved for all of these refractive vision disorders. VISX obtained FDA approval for its CustomVue® procedure for nearsightedness and astigmatism in May 2003 and for CustomVue® farsightedness and astigmatism in December 2004. In March 2005, VISX obtained FDA approval for its CustomVue® procedure for mixed astigmatism and for its Iris Registration technology upgrade (“Iris Registration”). Iris Registration is the first fully automated method of aligning and registering wavefront corrections for CustomVue® procedure and is designed to replace the current means of registration, which involves manual marking of the eye to assess rotational movement.

VISX sells products worldwide and generates the majority of its revenues and cash through license fees charged for the performance of laser vision correction procedures using the VISX STAR® System. The license fee charged for a particular procedure depends on whether the procedure is performed in the United States or internationally, and the type of procedure involved. In the United States, VISX charges a license fee for its standard procedure and a license fee for its CustomVue® procedure that is more than twice the amount charged for its standard procedure. Additionally, VISX charges a standard price of $10 per procedure for treatment cards. Internationally, for VISX’s standard procedure it charges a small price per procedure for the treatment card. For its CustomVue® procedure it charges a significantly higher price per procedure.

Licensing revenues for procedures comprise the majority of VISX’s revenue and profit, and are predominantly derived from license fees from VISX’s United States customers. This has been especially true in recent years as the laser vision correction market has matured and the demand for new hardware systems and upgrades to those systems has declined. Licensing revenues grew 16% in the three months ended March 31, 2005 compared with the corresponding period in 2004, and 34% in 2004 compared with 2003, in each case generating approximately 97% gross margin on licensing revenue and greater than 90% of VISX’s total gross profit. VISX evaluates this aspect of its business by tracking trends in procedures sales and market share for VISX and its competitors.

Any increase in license fee revenue that results from either an increase in the amount charged for a particular procedure or from an increase in overall procedure volume directly impacts VISX’s net income. As a result, VISX’s management team is focused on activities that will (i) accelerate the market’s acceptance of, and conversion to, its CustomVue® procedure; (ii) increase the laser vision correction market in general; and (iii) enable VISX to maintain or gain market share. Progress on any one of these fronts offers the potential for growth in VISX’s license revenue.

Collectibility of receivables is the most significant estimate related to the recognition of VISX’s revenues. VISX evaluates its customers for credit worthiness and only recognize revenue if it believes that it has reasonable assurance that amounts will be collectible. Where VISX is unable to assess credit worthiness at the time of original shipment it defers recognition of the related revenues until collectibility is assured.

Historically, VISX’s primary non-operating use of cash has been to repurchase shares of its stock. VISX’s capital expenditures have been in the range of $2.2 million to $2.8 million per year in the past five years. VISX had no long term debt at March 31, 2005.

VISX’s business is highly leveraged on procedure volume and the conversion to CustomVue® procedures. A number of factors could impact VISX’s success and performance in 2005 and beyond, including:

•	Demand for VISX’s CustomVue® procedure. VISX’s CustomVue® procedure generates more than double the revenue of VISX’s standard procedure and any increase in the conversion to CustomVue® directly improves its profits.

•	Market acceptance of laser vision correction. Increased acceptance of laser vision correction by both doctors and patients in the United States and key international markets is essential for VISX’s continued growth. VISX’s profitability and continued growth will be largely dependent on increasing levels of market acceptance and procedure growth.

•	VISX’s ability to obtain additional FDA approvals. If VISX receives FDA approvals for additional types and ranges of refractive disorders from the FDA, the pool of eligible laser vision correction candidates will increase.

•	VISX’s competition. Competition in the laser vision correction market is intense which creates pricing pressure on VISX’s products. Additionally, most of VISX’s competitors have greater resources and a broader market presence. As a result, the competition to obtain procedure market share is intense.

•	The United States economy. VISX has always charged a license fee for procedures sold in the United States. Therefore, it remains VISX’s most significant market for license revenue. As such, economic conditions in the United States impact VISX’s license revenue more than global economic conditions. Industry analysts have tracked procedure volume in the United States against economic indicators such as consumer confidence. They have noted a correlation between consumer confidence and the number of laser vision correction procedures performed per quarter. A decline in economic conditions in the United States could result in a decline in the number of laser vision correction procedures performed.

Results of Operations

Quarterly Results of Operations—Three Months Ended March 31, 2005

	Three Months Ended March 31,
	2005	2004	Change
	(Unaudited)
	(Dollars in thousands)
License and other revenues	$37,647	$32,487	16%
Percent of total revenues	73.3%	74.2%
System revenues	7,668	6,076	26%
Percent of total revenues	15.0%	13.9%
Service and parts revenues	6,024	5,242	15%
Percent of total revenues	11.7%	11.9%

Total revenues	$51,339	$43,805	17%

License and Other Revenues.    License and other revenues relates to:

•	License fees charged on a per procedure basis for access to the proprietary software contained in the VISX STAR® System that enables the user to perform procedures covered by our patents;

•	The selling price for the physical card used to deliver access to the proprietary software contained in the VISX STAR® System; and

•	Other fees related to license fees from third parties who have licensed VISX’s technology.

License and other revenues increased 16%, or $5.2 million, in the first quarter of 2005 compared with 2004, reflecting increased conversion by VISX’s United States customers from VISX’s standard procedure to its CustomVue® procedure, as well as growth of its procedure volume in the United States. VISX believes adoption of its CustomVue® procedure in the United States increased in the first quarter of 2005 due to ongoing improved market acceptance of CustomVue® and because of an increase in the number of patients eligible for CustomVue® due to FDA approval for CustomVue® hyperopia in the fourth quarter of 2004. VISX’s standard procedure price has remained the same since prior to 2002. VISX believes the increase in procedure volume was due to improved consumer economic conditions and improvements in its technology.

The decision to have laser vision correction surgery is influenced by many factors. The procedure is elective and generally not covered by medical insurance; therefore it competes with many types of purchases for consumers’ discretionary spending. Perceptions about safety and effectiveness of the procedure are additional considerations. The lack of long-term follow-up studies of the procedure combined with media coverage of selected unfavorable outcomes may contribute to uncertainty and delay by some potential consumers. Economic uncertainties may also impact the interest in laser vision correction. As such, VISX cannot accurately predict when, or to what extent changes in the economy and technology will impact our license and other revenues.

System Revenues.    System revenues comprise sales and leases of VISX STAR® Systems, WaveScan® Systems, and upgrades.

System revenues increased by $1.6 million due to an increase in the number of VISX STAR® Systems shipped and also due to increased recognition of revenue from systems shipped in 2004 under operating lease arrangements. Under operating lease arrangements revenue is generally recognized over the term of the agreement. WaveScan® System sales in the first quarter of 2005 decreased as compared to 2004 as at least 80% of VISX’s United States customers had one or more WaveScan® Systems by the end of 2004.

The market for laser systems remains competitive. To respond to aggressive promotional offers by its competitors, VISX earned lower average revenue per system on laser sales in the first quarter of 2005 as compared to 2004.

Service and Parts Revenues.    Service revenues relate to the provision of repair and maintenance services under various types of arrangements. Spare parts revenues arise from the shipment of parts to customers.

Service and parts revenues increased 15%, or $0.8 million, in the first quarter of 2005 compared with 2004 primarily due to the increase in procedure volumes and the resultant higher revenues derived from customers who purchased service on a per procedure basis and additional service contracts from WaveScan® systems coming off of warranty coverage. Per procedure service contracts allow customers to pay a fixed, predetermined fee for ongoing maintenance services. This fixed fee is negotiated in advance of the commencement of the service contract. Whenever the customer purchases a procedure, in addition to the charges for the physical card and license fees, a service fee is also charged for ongoing maintenance. Pricing of per procedure service contracts was unchanged in the first quarter of 2005 compared with 2004. VISX considers each successive 30 day period after contract initiation as a service period. The start date for per procedure service contracts vary by customers across the month. As an approximation based on VISX’s knowledge of its customers’ business, half of the per procedure service contracts have a start date in the first half of the month and half in the second half of the month. VISX recognizes half of the per procedure service revenue in the month the treatment cards for the procedures are shipped and the other half in the subsequent month. Service revenues from per procedure service contracts are generally lower than those from fixed annual service contracts.

	Three Months Ended March 31,
	2005	2004	Change
	(Unaudited)
	(Dollars in thousands)
Cost of license and other revenues	1,123	980	15%
Percent of related revenues	3.0%	3.0%
Cost of system revenues	7,154	5,291	35%
Percent of related revenues	93.3%	87.1%
Cost of service and parts revenues	4,262	3,598	18%
Percent of related revenues	70.8%	68.6%
Selling, general and administrative	10,510	9,757	8%
Percent of total revenues	20.5%	22.3%
Research, development and regulatory	5,172	5,044	3%
Percent of total revenues	10.1%	11.5%

Cost of license and other revenues.    Cost of license and other revenues increased in the first quarter of 2005 from the comparable period of the prior year due to the corresponding increase in license and other revenues.

Cost of system revenues.    Cost of system revenues increased approximately $1.9 million, in the first quarter of 2005 from the comparable period of the prior year. Sales of VISX STAR® Systems increased and the overall gross profit margin decreased as the competitive pricing pressure for excimer lasers reduced the average system selling price with no corresponding reduction in average system cost. VISX’s gross profit margin on system revenues decreased in 2005 from 2004 primarily due to increased warranty expense.

Cost of service and parts revenues.    Cost of service and parts revenues increased approximately $0.7 million in the first quarter of 2005 from the comparable period of the prior year. The increase was due to a larger installed base of products in the United States. The gross margin on these revenues was relatively consistent year over year.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by approximately $0.8 million to $10.5 million in the first quarter of 2005 compared with the corresponding period of 2004. The change reflects primarily the following items:

•	Legal expenses increased $0.7 million primarily due to the fees incurred in the first quarter of 2005 for the merger with AMO;

•	Marketing costs increased $0.6 million primarily due to continued training and promotion of our CustomVue® procedure and promotion of Iris Registration; and

•	Lower incentive compensation of $0.6 million.

Research and Development and Regulatory Expenses.    VISX’s research and development and regulatory expenses increased by approximately $0.1 million in the first quarter of 2005 compared to the corresponding period of 2004. VISX continues to focus on next generation technologies and developments for laser vision correction, including:

•	System advancements;

•	New methods for correcting vision disorders including new CustomVue® correction procedures (such as hyperopia and high myopia); and

•	Continued research and clinical trials for treatment of presbyopia.

Interest and Other Income.    Interest income increased in the first quarter of 2005 from the comparable period of 2004 as a result of:

•	Higher average cash balances due to continued operating profitability; and

•	Higher average yields on our portfolio of cash and investments compared to the first quarter of 2004 due to market increases in interest rates.

Income Tax Provision.    VISX’s effective tax rate of 38.9% in the first quarter of 2005 was slightly lower than its effective tax rate of 39.6% in the first quarter of 2004. The tax rate was lower in 2005 due primarily to the following items:

•	Certain tax matters were concluded that enabled VISX to ensure that previously estimated tax reserves were no longer required; and

•	No tax benefit was recorded for the approximately $650,000 in merger-related expenses.

Annual Results of Operations—Fiscal Years Ended December 31, 2004, 2003 and 2002

The following table sets forth, for the periods indicated, certain financial information as a percentage of total revenue:

	Year Ended December 31,
	2004	2003	2002
Revenues:
License and other revenues	71%	61%	52%
System revenues	17	26	35
Service and parts revenues	12	13	13

Total revenues	100%	100%	100%

Costs and Expenses:
Cost of license and other revenues	2%	2%	2%
Cost of system revenues	14	25	24
Cost of service and parts revenues	9	9	10
Selling, general and administrative	26	27	31
Research, development and regulatory	13	13	13
Litigation settlement	—	—	6

Total costs and expenses	64	76	86

Income From Operations	36%	24%	14%

Other Income:
Interest income	1	2	4

Income Before Provision For Income Taxes	37	26	18
Provision for income taxes	14	10	7

Net Income	23%	16%	11%

2004 Compared to 2003

	Year Ended December 31,
	2004	2003	Change
	(Dollars in thousands)
License and other revenues	$117,108	$87,351	34%
Percent of revenues	70.6%	60.7%
System revenues	$27,790	$38,248	(27)%
Percent of revenues	16.8%	26.6%
Service and parts revenues	$20,960	18,306	14%
Percent of revenues	12.6%	12.7%
Total	$165,858	$143,905	15%

License and Other Revenues.    License and other revenues increased 34%, or $29.8 million, in 2004 compared with 2003, reflecting primarily increased conversion by VISX’s United States customers from VISX’s standard procedure to its CustomVue® procedure, as well as overall growth of VISX’s procedure volume in the Unites States. VISX believes adoption of its CustomVue® procedure in the United States increased in 2004 because FDA approval for its CustomVue® procedure for myopia and astigmatism was available for only part of 2003 (sales began in June 2003) and the FDA approved its CustomVue® procedure for hyperopia and astigmatism in 2004 (sales began in December 2004) which further contributed to the conversion to VISX’s CustomVue® procedure. VISX sells its CustomVue® product for more than double the price of its standard procedure. VISX’s standard procedure price has remained the same since prior to 2002. VISX believes the increase in procedure volume was due to improved consumer confidence and economic conditions in 2004 as compared to 2003, combined with increased interest in laser vision correction surgery.

System Revenues.    System revenues decreased by $10.5 million due primarily to fewer WaveScan® System sales in 2004 as compared to 2003 as at least 80% of VISX’s United States customers had one or more WaveScan® Systems by the end of 2003. Sales of WaveScan® Systems decreased to 186 units in 2004 compared with 440 units in the prior year.

Slightly more VISX STAR® Systems were shipped in 2004 as compared to 2003, however a greater number were shipped under operating leases in 2004 as compared to 2003. Under operating leases, revenue is generally recognized over the term of the agreement.

The market for laser systems remains competitive. To respond to aggressive promotional offers by VISX’s competitors VISX earned lower average revenues per system on laser sales in 2004 as compared to 2003.

Service and Parts Revenues.    Service and parts revenues increased 14%, or $2.7 million, in 2004 compared with 2003 primarily due to the increase in procedure volumes and the resultant higher revenues derived from customers who purchased service on a per procedure basis. Pricing of per procedure service contracts was unchanged in 2004 from 2003.

	Year Ended December 31,
	2004	2003	Change
	(Dollars in thousands)
Cost of license and other revenues	$3,533	$3,507	1%
Percent of related revenues	3.0%	4.0%
Cost of system revenues	$23,623	$35,328	(33)%
Percent of related revenues	85.0%	92.4%
Cost of service and parts revenues	$15,230	$13,235	15%
Percent of related revenues	72.7%	72.3%
Selling, general and administrative	$42,483	$38,583	10%
Percent of total revenues	25.6%	26.8%
Research, development and regulatory	$21,437	$18,647	15%
Percent of total revenues	12.9%	13.0%

Cost of License and Other Revenues.    Cost of license and other revenues increased slightly in 2004 as compared with 2003. VISX’s gross profit percentage increased to 97% from 96% because a higher percentage of VISX’s procedures were CustomVue, which sell at a higher price than VISX’s standard procedure, but have the same cost.

Cost of System Revenues.    Cost of system revenues decreased approximately $11.7 million, primarily due to the decrease of revenues from the sales of WaveScan® Systems. VISX’s gross profit margin on system revenues improved in 2004 from 2003 primarily due to the decrease in warranty expense. VISX experienced higher warranty costs in 2003 due to costs associated with the introduction of its CustomVue® procedure in June 2003.

Cost of Service and Parts Revenues.    Cost of service and parts revenues increased approximately $2.0 million for the year ended December 31, 2004 compared with the year ended December 31, 2003. The increase was due to a larger installed base of products in the United States. The gross margin on these revenues was consistent year over year.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses increased by approximately $3.9 million to $42.5 million in 2004 from $38.6 million in 2003. The change reflects primarily the following items:

•	Legal expenses increased $6.6 million in 2004 from 2003. The primary reasons for the increase were related to the receipt in 2003 of $5.3 million of insurance reimbursements related to legal expenses incurred in connection with the Nidek lawsuits, which offsets legal expenses in 2003, and $3.1 million of fees incurred in 2004 for the pending merger with AMO, offset by a $1.8 million reduction of ongoing legal expenses in 2004 as compared to 2003;

•	Lower incentive compensation of $1.4 million;

•	$1.0 million of additional costs to comply with elements of the Sarbanes Oxley Act of 2002 offset by a reduction of $1.2 million in general expenses associated with the filing of VISX’s 2003 proxy statement and a stockholder proposal for an alternative slate of directors;

•	An increase in expenses of $0.3 million for continued training and promotion of VISX’s CustomVue® procedure; and

•	A reduction in bad debt expense of $1.5 million due to the absence of any large write-offs in 2004.

Research, Development, and Regulatory Expenses.    VISX’s research, development, and regulatory expenses in 2004 increased by approximately $2.8 million compared to 2003. These increases relate primarily to VISX’s ongoing focus on next generation technologies and developments for laser vision correction, including:

•	System advancements;

•	New methods for correcting vision disorders including new CustomVue® correction procedures (such as hyperopia and high myopia); and

•	Continued research and clinical trials for treatment of presbyopia.

Other Income.    Interest income decreased by $1.5 million to $2.0 million in 2004 from $3.5 million in 2003. In 2003 VISX sold “available-for-sale” securities to repurchase shares of VISX stock. This led to a $1.2 million realized gain on available for sale securities. The holding gains were previously recorded in accumulated other comprehensive income, and were recognized in interest and other income upon realization in 2003.

Income Tax Provision.    VISX’s effective tax rate decreased to 37.6% in 2004 from 38.9% in 2003. This was primarily due to a benefit of $2.2 million from the release of certain tax accruals due to differences between VISX’s original estimates of certain prior year income tax expenses and revisions based on the elimination of contingencies from prior year tax returns. This was offset by nondeductible merger related expenses of $3.1 million in the fourth quarter of 2004.

2003 Compared to 2002

	Year Ended December 31,
	2003	2002	Change
	(Dollars in thousands)
License and other revenues	$87,351	$72,524	20%
Percent of revenues	60.7%	51.8%
System revenues	$38,248	$48,595	(21)%
Percent of revenues	26.6%	34.7%
Service and parts revenues	$18,306	$18,807	(3)%
Percent of revenues	12.7%	13.5%

Total	$143,905	$139,926	3%

License and Other Revenues.    License and other revenues grew 20%, or $14.8 million, in 2003 compared with 2002, reflecting primarily the conversion to VISX’s CustomVue® procedure by VISX’s United States customers. VISX introduced its CustomVue® procedure in June 2003 in the United States and sold the product for more than double the price of its standard procedure. In the United States, CustomVue® procedures represented 24% of the procedure orders in the third quarter and 29% of the procedure volume in the fourth quarter. In the United States for the full year, 15% of VISX’s procedure orders were for CustomVue® procedures.

VISX’s total United States procedure volume for the year grew by 3% over the prior year and also contributed modestly to the increase in license and other revenue. As the economy improved in the second half of 2003, the procedure growth was more significant. It grew 17% in the second half of 2003 compared with the second half of 2002. VISX believes this increase represents the direct impact of favorable economic conditions on interest in laser vision correction surgery.

System Revenues.    System revenues in 2003 were $10.3 million lower than in 2002. System revenues were negatively impacted by:

•	Less upgrade revenue, which resulted from 80% of VISX’s United States customers having already upgraded their VISX STAR S2™ to the STAR S3® System by the end of 2002;

•	Fewer VISX STAR® System sales due to the continued weak economic environment in the United States and in Asia Pacific, political tensions in Korea and the outbreak of SARS in 2003; and

•	The competitive market for laser systems. To respond to promotional offers by VISX’s competitors VISX earned lower average revenues per system on laser sales in 2003 as compared to 2002.

This was offset by the increase in sales of WaveScan® Systems which increased to 440 units in 2003 compared with 202 units in 2002 at a relatively consistent sales price.

Service and Parts Revenues.    Service and parts revenues in 2003 were $0.5 million lower than in 2002. This primarily resulted from VISX’s new per procedure service plan which effectively reduced the price charged for service contracts on VISX STAR® Systems with lower than average procedure volume.

	Year Ended December 31,
	2003	2002	Change
	(Dollars in thousands)
Cost of license and other revenues	$3,507	$3,302	6%
Percent of related revenues	4.0%	4.6%
Cost of system revenues	$35,328	$33,064	7%
Percent of related revenues	92.4%	68.0%
Cost of service and parts revenues	$13,235	$14,439	(8)%
Percent of related revenues	72.3%	76.8%
Selling, general and administrative	$38,583	$42,537	(9)%
Percent of total revenues	26.8%	30.4%
Research, development and regulatory	$18,647	$18,714	(0)%
Percent of total revenues	13.0%	13.4%

Cost of License and Other Revenues.    Cost of license and other revenues increased slightly in 2003 compared with 2002. The increase was due to slightly higher procedure sales that resulted in additional licensing support in 2003. VISX experienced a gross profit margin on license and other revenues of approximately 96% in 2003 and 95% in 2002 because a higher percentage of the procedures sold were CustomVue® which sell at a higher price than VISX’s standard procedure but have the same cost.

Cost of System Revenues.    Cost of system revenues increased $2.3 million due to the increase in WaveScan® System sales. This was partially offset by fewer VISX STAR® System sales and fewer sales of upgrades.

VISX’s gross profit margin on system revenues declined in 2003 from 2002 because VISX sold fewer system upgrades and earned less revenue on average per unit sold, though the cost per system was approximately the same.

Cost of Service and Parts Revenues.    Cost of service and parts revenues decreased approximately $1.2 million for the year ended December 31, 2003 compared with the year ended December 31, 2002. The decrease was due to fewer requirements for service on a larger installed base of stable products in the United States. The increase in the gross margin to 28% in 2003 from 23% in 2002 is due to lower cost for spare part shipments and an overall decrease in field service costs.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses declined by approximately $4.0 million to $38.6 million in 2003 compared with 2002. The change reflects primarily the following items:

•	Legal expenses declined $7.6 million in 2003 from 2002. VISX settled a lawsuit against Nidek in the first quarter of 2003 which was the main reason for the $9.7 million reduction in gross legal expenses in 2003 compared with 2002. Offsetting gross legal expenses, VISX received insurance reimbursements of $5.3 million and $7.5 million in 2003 and 2002, respectively, related to legal expenses it incurred in connection with the Nidek lawsuits; and

•	An increase in expenses of $4.9 million to promote VISX’s CustomVue® procedure.

Research, Development, and Regulatory Expenses.    VISX’s research, development, and regulatory expenses in 2003 remained similar to 2002 levels. VISX focused its efforts on next generation technologies and developments for laser vision correction, including:

•	Laser platforms such as VISX’s STAR S4™ laser system;

•	Eye diagnostic units such as VISX’s WaveScan® System;

•	New methods for correcting vision disorders including additional indications (such as hyperopia and high myopia) for VISX’s CustomVue® treatment;

•	Continued research and clinical trials for treatment of presbyopia; and

•	Continued funding of early stage research at Stanford University for future treatments for age-related macular degeneration.

Interest and Other Income.    Interest income declined in 2003 from 2002 as a result of:

•	Lower average cash balances due to use of cash for the repurchase of VISX’s stock and payment of the Nidek settlement; and

•	Lower average yields on VISX’s portfolio of cash and investments compared to 2002 due to market declines in interest rates.

Income Tax Provision.    VISX’s effective tax rate increased in 2003 from 2002 due principally to lower research and development tax credits.

Quarterly Results of Operations

In the following table VISX presents selected items from its recent quarterly financial results (in 000’s except earnings per share).

	2005	2004				2003
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Total revenues	$51,339	$43,805	$42,976	$38,671	$40,406	$34,433	$31,986	$39,268	$38,218

Cost of revenues	12,539	9,869	11,706	9,281	11,530	12,824	11,390	16,335	11,521

Total costs and expenses	28,221	24,670	27,632	24,315	29,689	26,324	27,033	31,687	24,256

Income from operations	23,118	19,135	15,344	14,356	10,717	8,109	4,953	7,581	13,962

Income before provision for income taxes	24,008	19,463	15,802	14,963	11,359	9,052	6,771	7,950	14,284

Provision for income taxes	9,329	7,707	6,258	3,671	$5,509	3,576	2,673	3,085	5,472

Net income	$14,679	$11,756	$9,544	$11,292	$5,850	$5,476	$4,098	$4,865	$8,812

Earnings per share, diluted	$0.28	$0.23	$0.19	$0.22	$0.11	$0.11	$0.08	$0.10	$0.17

Shares used for earnings per share, diluted	51,749	50,433	50,832	50,971	51,058	51,805	51,406	50,132	50,716

Seasonal Variation.    Typically VISX experiences an increase in procedure related revenue in the United States market in the first quarter of each calendar year. VISX attributes this increase to consumers using the annual renewal of funding under the Internal Revenue Service Code section 125 pre-tax medical savings plan to purchase laser vision correction for themselves. Laser vision correction is not generally covered by medical insurance. VISX equipment and procedure revenues tend to decline in the summer.

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments (“cash”) and working capital were as follows (in thousands):

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash, cash equivalents and short-term investments	$160,437	$138,408
Working capital	179,367	162,299
Stockholders’ equity	194,884	178,656

VISX’s cash, cash equivalents, and short-term investments consist principally of money market funds, and bonds issued by the United States government, United States government agencies, federal government sponsored enterprises, state and local government agencies, and corporations. All of VISX’s short-term investments are classified as “available-for-sale” under the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The securities are carried at fair market value with the unrealized gains and losses, net of tax, included in accumulated other comprehensive income, which is reflected as a separate component of stockholders’ equity. Gains and losses are recognized when realized in the consolidated statements of operations.

Cash, cash equivalents and short-term investments were $160.4 million at March 31, 2005, an increase of $22.0 million compared with December 31, 2004. This was impacted principally by:

•	Positive cash flow from operating activities of $20.8 million; and

•	Proceeds from issuance of common stock related to employee participation in employee stock programs generating $1.8 million.

Operating activities generated $20.8 million in cash in the first quarters of 2005 and 2004. In the first quarter of 2005, VISX:

•	Generated $18.9 million of cash from net income plus non-cash related expenses;

•	Used cash to increase inventory by $1.6 million primarily to support the increase in sales of systems under rental or operating leases. The costs of systems shipped to customers under rental or operating agreements are transferred from inventory to prepaid expenses and long term other assets. This transfer is reflected in the supplemental cash flow information section of its consolidated statements of cash flows;

•	Used cash to fund an increase in accounts receivable of $3.6 million due primarily to higher sales levels in the first quarter of 2005;

•	Increased accrued and other current liabilities by $3.7 million due primarily to increased deferred revenue associated with operating and rental lease arrangements; and

•	Increased accounts payable by $2.9 million due to timing of cash payments to its suppliers.

Operating activities generated $49.5 million in cash in 2004 compared with $27.7 million provided in 2003. In 2004 VISX:

•	Generated $58.0 million of cash from net income plus non-cash related expenses;

•	Used cash to increase inventory by $14.2 million primarily to support the increase in sales of systems under rental or operating leases. The costs of systems shipped to customers under rental or operating agreements are transferred from inventory to prepaid expenses and long term other assets. This transfer is reflected in the supplemental cash flow information section of VISX’s consolidated statements of cash flows.

•	Used cash to fund an increase in accounts receivable of $4.4 million due primarily to higher sales levels in the latter half of the year, and;

•	Increased accrued and other current liabilities by $5.9 million due primarily to increased deferred revenue associated with operating and rental lease arrangements.

Net cash used by investing activities was $19.8 million in the first quarter of 2005, up from $15.9 million used in the corresponding period of 2004. The principal movements in cash used in investing activities were due to the investment in, and maturity of, short-term investments. Net cash used in investing activities was $65.4 million in 2004, down from $14.3 million provided in 2003. The principal movements in cash provided by investing activities were due to the investment in, and maturities of, short-term investments. This was partially offset in 2003 by a payment of $5.9 million for acquired patents and technology assets from 20/10 Perfect Vision Optische Gerate GmbH. Capital expenditures decreased by $0.2 million to $2.2 million.

Cash provided by financing activities was $5.5 million in 2004, up from $54.8 million used in 2003. This was primarily due to more cash being provided by the exercise of options than used in the repurchase of shares in 2004, compared to 2003 when the reverse was true. Cash provided by financing activities was $1.8 million in the first quarter of 2005, compared to $5.6 million used in the corresponding period of 2004. Cash received upon the issuance of stock under employee stock programs were $1.8 million and $2.5 million in the first quarter of 2005 and 2004, respectively. Cash used to repurchase common stock was zero in the first quarter of 2005, compared to $8.1 million used in 2004.

On April 4, 2001, VISX’s Board of Directors authorized a Stock Repurchase Program under which up to 10 million shares of VISX common stock may be repurchased. In accordance with this authorization and applicable securities laws, VISX has repurchased 7.8 million shares on the open market cumulatively through March 31, 2005, at a total cost of $106.8 million. Accordingly, 2.2 million shares remain available as of March 31, 2005 for repurchase under the VISX Board of Directors’ April 2001 authorization. On May 28, 2003, the VISX Board of Directors authorized the repurchase of an additional 3.5 million shares of VISX stock at a total cost of $63.0 million, all of which were purchased during the quarter ended June 30, 2003. Before repurchasing shares VISX considered a number of factors including market conditions, the market price of the stock, and the number of shares needed for employee benefit plans. Under the terms of the merger agreement with AMO, VISX was precluded from repurchasing any of its outstanding common stock on the open market. Accordingly, VISX did not repurchase any of its common stock in the three month period ended March 31, 2005.

Purchases of short-term investments represent reinvestment into short-term investments of the proceeds from short-term investments that matured and investment of cash and cash equivalents. As of March 31, 2005 VISX did not have any borrowings outstanding, nor any credit agreements.

VISX’s standard credit terms granted to customers are net 30 to 60 days. In an effort to promote the growth of the laser vision correction industry and the use of VISX STAR® Systems and WaveScan® Systems, VISX provides long-term financing to customers for their purchase of VISX’s equipment in certain markets. VISX considers a number of factors including industry practice, competition, and its evaluation of customers’ credit worthiness in determining when to offer such financing. DVI, which provided equipment purchase financing to VISX’s customers, entered into Chapter 11 bankruptcy proceedings in August 2003, and as a result, VISX recorded bad debt expense in 2003 to increase its reserve for doubtful accounts to cover any remaining exposure on the $2.3 million of accounts receivables then outstanding from DVI. This amount was written off against the reserve in the first quarter of 2005.

In May 2002, VISX entered into an exclusive worldwide license agreement for a portfolio of patents held by Luis Ruiz, MD, relating to the treatment of presbyopia with multifocal ablations. VISX also signed an agreement with Tracey Technologies, LLC for rights to Tracey’s ray tracing technology for use in customized laser vision correction treatments. If clinical and regulatory milestones specified in both agreements are achieved, VISX will be committed to make additional payments of approximately $2.0 million in connection with these two agreements. If in the future either of these technologies are used in the performance of procedures using VISX’s equipment, VISX would be obligated to pay per procedure royalties.

The impact that VISX’s contractual obligations as of December 31, 2004 are expected to have on VISX’s liquidity and cash flow in future periods is as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Operating Lease Obligations	$7,125	$2,181	$4,892	$52	—
Purchase Obligations	7,972	6,273	1,699	—	—

Total	$15,097	$8,454	$6,591	$52	$—

Significant Accounting Policies, Estimates and Judgments and New Accounting Pronouncements

For a discussion of the significant accounting policies, estimates and judgments of, and the new accounting pronouncements applicable to, VISX in the periods presented, please refer to VISX’s historical financial statements for such periods included in AMO’s Current Report on Form 8-K/A, filed July 13, 2005.

Risks Relating to VISX’s Business

These risks and uncertainties are not the only ones the VISX business faces. Other risks that we do not know about now, or that we do not now think are important, may also impair the VISX business. Such risks could cause actual results to differ materially from those anticipated.

If laser vision correction is not broadly accepted by both doctors and patients, VISX’s business, financial position and results of operations would be materially and adversely impacted.

VISX’s business depends upon broad market acceptance of laser vision correction by both doctors and patients in the United States and key international markets. VISX’s profitability and growth will be largely dependent on increasing levels of market acceptance and procedure growth, especially with regard to VISX’s higher-priced CustomVue® procedure. Potential complications and side effects of laser vision correction include: post-operative discomfort, corneal haze (an increase in the light scattering properties of the cornea) during healing, glare/halos (undesirable visual sensations produced by bright lights), decreases in contrast sensitivity, temporary increases in intraocular pressure in reaction to procedure medication, modest fluctuations in refractive capabilities during healing, modest decrease in best corrected vision (i.e., with corrective eyewear), unintended over- or under-corrections, regression of effect, disorders of corneal healing, corneal scars, corneal ulcers, and induced astigmatism (which may result in blurred or double vision and/or shadow images). Some consumers may choose not to undergo laser vision correction because of these complications or more general concerns relating to its safety and efficacy or a resistance to surgery in general. Alternatively, some consumers may elect to delay undergoing laser vision correction surgery because they believe improved technology or methods of treatment will be available in the near future. Should either the ophthalmic community or the general population turn away from laser vision correction as an alternative to existing methods of treating refractive vision disorders, or if future technologies replaced laser vision correction, these developments could delay or prevent market acceptance of laser vision correction, which would have a material adverse effect on VISX’s business, financial position and results of operations.

The possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm VISX’s business.

Laser vision correction is a relatively new procedure. Consequently, there is no long-term follow-up data beyond ten years that might reveal additional complications or unknown side effects. Any future reported side effects, other adverse events or unfavorable publicity involving patient outcomes resulting from the use of laser vision correction systems manufactured by VISX or any participant in the laser vision correction market, may have a material adverse effect on VISX’s business, financial position, and results of operations.

The market in which VISX operates is subject to extensive government regulation, which increases VISX’s costs and could prevent VISX from selling its products.

Government regulation includes inspection of and controls over research and development, testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, pricing, record keeping, the sale and distribution of pharmaceutical products and samples and electronic records and electronic signatures. In the United States, VISX must obtain approval or clearance from the FDA for each medical device that it markets. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed outside of the United States are also subject to government regulation, which may be equally or more demanding. VISX’s new products could take a significantly longer time than expected to gain regulatory approval and may never gain approval. If a regulatory authority delays approval of a potentially significant product, VISX’s market value and operating results may decline. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit VISX’s ability to promote, sell and distribute a product or may require post-marketing studies. If VISX is unable to obtain regulatory approval of its products, VISX will not be able to market these products, which would result in a decrease in VISX’s sales. Currently, VISX is actively pursuing approval for a number of its products from regulatory authorities in a number of countries, including, among others, the United States, countries in the European Union and Japan. Continued growth in VISX’s sales and profits will depend, in part, on the timely and successful introduction and marketing of some or all of these products.

Additionally, noncompliance with applicable United States regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, denial or withdrawal of pre-marketing approvals, recommendations by the FDA against governmental contracts and criminal prosecution. The FDA also has authority to request repair, replacement, or the refund of the cost of any device VISX manufactures or distributes. Regulatory authorities outside of the United States may impose similar sanctions for noncompliance with applicable regulatory requirements.

The clinical trial process required to obtain regulatory approvals are costly and uncertain, and could result in delays in new product introductions or even an inability to release a product.

The clinical trials required to obtain regulatory approvals for VISX’s products are complex and expensive and their outcomes are uncertain. VISX incurs substantial expense for, and devotes significant time to, clinical trials but cannot be certain that the trials will ever result in the commercial sale of a product. VISX may suffer significant setbacks in clinical trials, even after earlier clinical trials showed promising results. Any of VISX’s products may produce undesirable side effects that could cause VISX or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. VISX, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time if they or VISX believe the trial participants face unacceptable health risks.

Intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, a decline in the price VISX charges for its products and procedures or a decline in VISX’s market share.

The medical device and ophthalmic laser industries are subject to intense competition and technological change. Not only does laser vision correction compete with more traditional vision correction options such as eyeglasses and contact lenses, it also competes with other technologies and surgical techniques such as intraocular lenses and surgery using different types of lasers. In addition, the market for laser vision correction systems has become increasingly competitive in recent years as a result of FDA approval of several laser systems. The VISX STAR® Excimer Laser System competes with products marketed or under development by other laser and medical equipment manufacturers, many of which have greater financial and other resources. Competitors may offer laser systems at a lower price, may price their laser systems as part of a bundle of products or services, may lower the prices they charge for procedures, may develop procedures that involve a lower per procedure cost, or may offer products perceived as preferable to the VISX STAR® Excimer Laser System. In addition, medical companies, academic and research institutions and others could develop new therapies, including new medical devices or surgical procedures, for the conditions targeted by VISX, which therapies could be more medically effective and less expensive than laser vision correction, and could potentially render laser vision correction obsolete. Any such developments could result in reductions in the quantity or average prices of products sold by VISX and which could have a material adverse effect on VISX’s business, financial position and results of operations.

Because of VISX’s leading market position, all of VISX’s competitors target VISX and its market share in order to grow their own revenues. We can give no assurance that VISX will be able to maintain or grow its existing market share and it may, in fact, be required to incur considerable expenditures in order to maintain or increase that market share. Should VISX’s procedure market share decline, it could have a material adverse effect on VISX’s business, financial position, and results of operations as well as the market price of VISX’s common stock.

General economic conditions could have a negative impact on VISX’s business, financial position, and results of operations.

Because laser vision correction is not subject to reimbursement from third-party payors such as insurance companies or government programs, the cost of laser vision correction is typically borne by individuals directly. Accordingly, weak or uncertain economic conditions may cause individuals to be less willing to incur the procedure cost associated with laser vision correction as was evidenced by VISX’s decline in revenues from 2002 compared to 2001 and from 2001 compared to 2000. A decline in economic conditions, especially in the United States, could result in a decline in the number of laser vision correction procedures performed and could have a material adverse effect on VISX’s business, financial position, and results of operations.

VISX relies upon a small number of customers for a significant portion of its revenues, which makes its financial position and operating results vulnerable to the loss of one of more of these customers.

A significant portion of VISX’s revenues is derived from sales to TLC Vision Corporation, or TLC. Sales to TLC accounted for 16% and 20% of VISX’s total revenues for the three months ended March 31, 2005 and 2004, respectively, and such sales accounted for 17%, 16% and 14% of VISX’s total revenues in 2004, 2003, and 2002, respectively. TLC accounted for 23%, 21%, 22% and 22% of VISX’s total receivables at March 31, 2005 and December 31, 2004, 2003 and 2002. Additionally, Taiwan Hwa-In Corporation accounted for 10% and 12% of VISX’s total receivables at March 31, 2005 and December 31, 2004. These customers are not subject to long-term arrangements obligating them to purchase products from VISX. Should VISX lose a significant customer or if anticipated sales to a significant customer do not materialize, VISX’s business, financial position and results of operations may suffer. In addition, should a significant customer become unable to pay balances owed, VISX would have to increase its charges for bad debt expense, which could have a material adverse effect on its business, financial position and results of operations.

If VISX fails to keep pace with advances in its industry or fails to develop new methods of vision correction, customers may not buy VISX’s products and VISX’s revenue may decline.

VISX must be able to manufacture and effectively market its products and persuade a sufficient number of eye care professionals to use its new products, as well as new methods of vision correction that VISX introduces, such as its CustomVue® procedure. Sales of VISX’s existing products may decline rapidly if a new product is introduced by one of its competitors or if it announces a new product that, in either case, represents a substantial improvement over its existing products. A decrease in procedure volume may also occur if consumers elect to delay undergoing laser vision correction surgery because they believe improved technology or methods of treatment will be available in the near future.

While VISX devotes significant resources to research and development, VISX’s research and development may not lead to new products that achieve commercial success.

VISX’s research and development process is expensive, prolonged, and entails considerable uncertainty. Development of a new medical device, from discovery through testing and registration to initial product launch, typically takes between three and seven years. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with ophthalmic research and development, products VISX is currently developing may not complete the development process or obtain the regulatory approvals required to market such products successfully. The products currently in VISX’s development pipeline may not be approved by regulatory entities and may not be commercially successful, and VISX’s current and planned products could be surpassed by more effective or advanced products.

VISX’s business is dependent on the enforceability and the validity of its United States and foreign patents; any unfavorable determinations with respect to these patents could negatively impact VISX’s financial condition and harm its business.

VISX owns over 200 United States and foreign patents and has more than 200 patent applications pending. In the past, VISX’s patents have been challenged on several fronts and it has asserted its patents against competitors. Generally, these proceedings centered on whether infringement of the patents had occurred, and on the validity or enforceability of the patents. While all of VISX’s historical proceedings have now been resolved, VISX may assert its patents against competitors in the future. If VISX’s patents were found to be invalid or unenforceable (or in the event that parties against whom VISX asserted patent infringement were found not to be infringing VISX’s patents) in any future proceedings, VISX’s ability to collect license fees from the parties to the litigation or from other sellers or users of laser vision correction equipment in the United States could suffer and VISX’s revenues could decline. In addition, other companies own United States and foreign patents covering methods and apparatus for performing corneal surgery with ultraviolet lasers. If VISX were accused of infringing such competitors’ patents and found to have infringed such patents, VISX could be subject to significant monetary liability and enjoined from distributing its products. Any one of these results could harm VISX’s business.

VISX’s reliance on sales in international markets could negatively impact its revenues and operating results.

Sales to customers outside the United States represented 16%, 17% and 23% of VISX’s total revenues in 2004, 2003 and 2002, respectively, and 17% and 14% for the quarters ended March 31, 2005 and 2004, respectively. To date, all of VISX’s sales have been denominated in United States dollars. VISX’s international presence exposes it to risks, including:

•	the need for export licenses in many countries;

•	unexpected regulatory requirements;

•	tariffs and other potential trade barriers and restrictions;

•	political, legal and economic instability in foreign markets such as South Korea;

•	longer accounts receivable cycles in all international markets;

•	difficulties in managing operations across disparate geographic areas;

•	foreign currency fluctuations;

•	reduced or limited protection of VISX’s intellectual property rights in some countries such as Taiwan; and

•	dependence on local distributors.

VISX is particularly susceptible to these risks in South Korea, Taiwan and Canada. If one or more of these risks materialize, VISX’s sales to international customers may decrease and VISX’s costs may increase, which could negatively impact VISX’s revenues and operating results.

Any failure by third party financing entities to satisfy their obligations to VISX would negatively impact VISX’s financial condition.

VISX has relationships with third party financing entities that purchase VISX’s products directly and subsequently lease and/or sell these products to VISX’s end-user customers, or provide financing directly to customers who purchase products directly from VISX. Should any third party financing entity or entities fail or refuse to pay VISX in a timely manner or at all, it could negatively affect VISX’s cash flows and could have a material adverse effect on VISX’s business, financial position and results of operations. In fact, DVI Financial Services, Inc., (or DVI), which provided equipment purchase financing to VISX’s customers, entered into Chapter 11 bankruptcy proceedings in August 2003, and as a result, VISX recorded bad debt expense to increase its reserve for doubtful accounts to cover any remaining exposure on the $2.3 million of accounts receivables then outstanding from DVI.

Because VISX’s expenses are relatively fixed in the short term, VISX’s earnings will decline if it does not meet its projected sales.

VISX’s operating expenses, which include sales and marketing, research and development, and general and administrative expenses, are based on VISX’s expectations of future revenues and are relatively fixed in the short term. If revenues fall below expectations, VISX will not be able to reduce its spending rapidly in response to such a shortfall. Accordingly, any shortfall in revenues below expectations would likely have an immediate impact on VISX’s earnings per share, which could adversely affect the market price of VISX’s common stock.

If any of VISX’s single source suppliers were to cease providing components, VISX’s business, financial position, and results of operations, could be materially adversely affected.

The manufacture of the VISX STAR® Excimer Laser System and WaveScan® System is a complex operation involving numerous procedures. VISX depends on single and limited sources for several key components. If any of these suppliers were to cease providing components, VISX would be required to locate and contract with a substitute supplier. VISX could have difficulty identifying a substitute supplier in a timely manner or on commercially reasonable terms. If the production of VISX’s products, parts and services were interrupted or could not continue in a cost-effective or timely manner, VISX’s business, financial position, and results of operations, could be materially adversely affected.

If any of VISX’s employees, consultants or others breach their proprietary information agreements, VISX’s competitive position could be harmed.

VISX protects its proprietary technology, in part, through proprietary information and inventions agreements with employees, consultants and other parties. These agreements with employees and consultants generally contain standard provisions requiring those individuals to assign to VISX, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by VISX, subject to customary exceptions. If any of VISX’s employees, consultants or others breach these agreements VISX’s competitors may learn of VISX’s trade secrets.